UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2005

Heritage Commerce Corp
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California    95113
(Address of principal executive offices including zip code)

(408) 947-6900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2005 Heritage Commerce Corp, parent company of Heritage Bank of Commerce, announced its Board of Directors named Mr. Walter Kaczmarek as President, Chief Executive Officer and a member of the Board of Directors of the bank and the holding company. The Company has entered into a three year executive employment agreement with Mr. Kaczmarek effective as of March 17, 2005. For his services, Mr. Kaczmarek is entitled to receive an annual salary of $300,000 (reviewable annually by the Board of Directors). In addition to his salary, Mr. Kaczmarek shall be eligible to receive an annual cash bonus of up to 100% of his salary based on targets established by the Board of Directors. Mr. Kaczmarek has been awarded 51,000 restricted shares of the Company's Common Stock pursuant to the terms of a Restricted Stock Agreement, dated March 17, 2005. Under the terms of the Restricted Stock Agreement, the restricted shares will vest 25% per year at the end of years 3, 4, 5 and 6, provided Mr. Kaczmarek is still with the Company, subject to accerated vesting upon a Change of Control, termination without Cause, termination by Mr. Kaczmarek for Good Reason, death or disability. In addition, Mr. Kaczmarek has been granted stock options under the Company's 2004 stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $18.15 (the fair market value of the shares on the effective date of the agreement). The options vest daily over 4 years and have a term of 10 years. Vesting is accelerated on a Terminating Event in accordance with the 2004 Stock Option Plan and upon termination without Cause, or termination by Mr. Kaczmarek for Good Reason. Upon termination of Mr. Kaczmarek's employment by the Company without Cause, or by Mr. Kaczmarek for Good Reason, in addition to the benefits described above, Mr. Kaczmarek would also be entitled to an additional amount equal to two times his base salary and his Highest Annual Bonus. In the event that Mr. Kaczmarek's employment with the Company is terminated by the Company without Cause, or by Mr. Kaczmarek for Good Reason, during the period beginning 120 days prior to and ending 12 months following a Change in Control, in addition to the benefits described above, Mr. Kaczmarek would also be entitled to an additional amount equal to three times his base salary and Highest Annual Bonus. Mr. Kaczmarek shall be entitled to participate in or receive benefits under each benefit plan or arrangement applicable to the other executive officers of the Company; provided, however that if the employment agreement is terminated by the Company without Cause, or by Mr. Kaczmarek for Good Reason these benefits will continue for an additional three years from the date of termination.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 17, 2005, the Board of Directors accepted the resignation of Roy E. Lave.

(c) On March 17, 2005, the Company's Board of Directors approved the appointment of Walter Kaczmarek as the Company's President and Chief Executive Officer and as a member of the Board of Directors. Mr. Kaczmarek has also been appointed President of Heritage Bank of Commerce. The Company has issued a press release announcing the appointment of Mr. Kaczmarek which is attached to this Form 8-K as Exhibit 99.1. The Press release is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(C) Exhibits

10.1	Employment Agreement between Walter Kaczmarek and the Company, dated March 17, 2005.
10.2	Restricted Stock Agreement between Walter Kaczmarek and the Company, dated March 17, 2005.
10.3	2004 Stock Option Agreement between Walter Kaczmarek and the Company, dated March 17, 2005.
99.1	Press Release dated March 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 22, 2005	Heritage Commerce Corp
By: /s/ Lawrence D. McGovern Name: Lawrence D. McGovern Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1	Employment Agreement between Walter Kaczmarek and the Company the Company dated March 17, 2005. also provided in PDF format as a courtesy.
10.2	Restricted Stock Agreement between Walter Kaczmarek and the Company date March 17, 2005. also provided in PDF format as a courtesy.
10.3	2004 Stock Option Agreement between Walter Kaczmarek and the Company. also provided in PDF format as a courtesy.
99.1	Press Release dated March 18, 2005 also provided in PDF format as a courtesy.